August 2026

Preliminary Pricing Supplement No. 18,014

Registration Statement Nos. 333-293641; 333-293641-01

Dated August 14, 2026

Filed pursuant to Rule 424(b)(2)

Morgan Stanley Finance LLC

Structured Investments

Opportunities in U.S. Equities

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Fully and Unconditionally Guaranteed by Morgan Stanley

￭Linked to the lowest performing of the S&P 500® Index and the Dow Jones Industrial AverageSM (each referred to as an “underlying”)

￭The securities offered are unsecured obligations of Morgan Stanley Finance LLC (“MSFL”) and are fully and unconditionally guaranteed by Morgan Stanley. Unlike ordinary debt securities, the securities do not pay interest, do not guarantee the repayment of principal and are subject to potential automatic call prior to the maturity date upon the terms described below. The securities have the terms described in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus, as supplemented or modified by this document.

￭Automatic Call. The securities will be automatically called if the closing level of each underlying on any of the calculation days is greater than or equal to its respective starting level for a call payment equal to the face amount plus a call premium. The call premium applicable to each calculation day will be a percentage of the face amount that increases for each calculation day based on a simple (non-compounding) return of at least 8.25% per annum (to be determined on the pricing date). No further payments will be made on the securities once they have been called.

￭Maturity Payment Amount. If the securities are not automatically called, you will receive at maturity a cash payment per security as follows:

oIf the ending level of either underlying is less than its respective starting level but the ending level of each underlying is greater than or equal to 80% of its respective starting level, which we refer to as the respective threshold level, you will receive a maturity payment amount of $1,000 per $1,000 security.

oIf the ending level of either underlying is less than its respective threshold level, investors will be exposed to the full decline in the lowest performing underlying on a 1-to-1 basis, and will receive a maturity payment amount that is less than 80% of the face amount of the securities and could be zero.

￭Investors may lose a significant portion, or all, of the face amount of the securities

￭The securities are for investors who are willing to forgo current income and participation in the appreciation of either underlying in exchange for the possibility of receiving a call payment or maturity payment amount greater than the face amount of the securities if each underlying closes at or above the respective starting level on a calculation day or the final calculation day, respectively.

￭Because all payments on the securities are based on the lowest performing underlying, a decline beyond the respective threshold level of either underlying will result in a significant loss of your investment, even if the other underlying has appreciated or have not declined as much.

￭Investors will not participate in any appreciation of either underlying.

￭The securities are notes issued as part of MSFL’s Series A Global Medium-Term Notes program

￭All payments are subject to our credit risk. If we default on our obligations, you could lose some or all of your investment

￭These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any securities included in either of the underlyings

The current estimated value of the securities is approximately $959.90 per security, or within $45.00 of that estimate. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market. See “Estimated Value of the Securities” on page 4.

The securities have complex features and investing in the securities involves risks not associated with an investment in ordinary debt securities. See “Risk Factors” beginning on page 11. All payments on the securities are subject to our credit risk.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities, or determined if this document or the accompanying product supplement, index supplement, tax supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The securities are not deposits or savings accounts and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or instrumentality, nor are they obligations of, or guaranteed by, a bank.

You should read this document together with the related product supplement for principal at risk securities, index supplement, tax supplement and prospectus, each of which can be accessed via the hyperlinks below. Please also see “Additional Information About the Securities” at the end of this document.

As used in this document, “we,” “us” and “our” refer to Morgan Stanley or MSFL, or Morgan Stanley and MSFL collectively, as the context requires.

Commissions and offering price:	Price to public	Agent’s commissions(1)(2)	Proceeds to us(3)
Per security	$1,000	$25.75	$974.25
Total	$	$	$

(1) Wells Fargo Securities, LLC, an agent for this offering, will receive a commission of up to $25.75 for each security it sells. Dealers, including Wells Fargo Advisors (“WFA”), may receive a selling concession of up to $20.00 per security, and WFA may receive a distribution expense fee of $0.75 for each security sold by WFA. See “Supplemental information concerning plan of distribution; conflicts of interest.”

(2) In respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

(3) See “Use of Proceeds and Hedging” in the accompanying product supplement.

Product Supplement for Principal at Risk Securities dated April 8, 2026 Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026  Prospectus dated April 8, 2026

Morgan Stanley Wells Fargo Securities

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Terms
Issuer:	Morgan Stanley Finance LLC
Guarantor:	Morgan Stanley
Maturity date:	August 22, 2030†, subject to postponement if the final calculation day is postponed
Underlyings:	S&P 500® Index (the “SPX Index”) and Dow Jones Industrial AverageSM (the “INDU Index”)
Aggregate face amount:	$
Automatic call:

If, on any calculation day, beginning on August 23, 2027, the closing level of each underlying is greater than or equal to its respective starting level, the securities will be automatically called for the applicable call payment on the related call settlement date. The last calculation day is the final calculation day, and any payment upon an automatic call on the final calculation day, if applicable, will be made on the maturity date.

The securities will not be automatically called on any call settlement date if the closing level of either underlying is below its respective starting level on the related calculation day.

Any positive return on the securities will be limited to the applicable call premium, even if the closing level of either underlying on the applicable calculation day significantly exceeds its starting level. You will not participate in any appreciation of either underlying.

Call payment:

The call payment will be an amount in cash per face amount corresponding to a return at a per-annum rate that will be set on the pricing date, as follows:

●1st calculation day: at least $1,082.50 which corresponds to a call premium of at least 8.25%

●2nd calculation day: at least $1,103.13 which corresponds to a call premium of at least 10.313%

●3rd calculation day: at least $1,123.75 which corresponds to a call premium of at least 12.375%

●4th calculation day: at least $1,144.38 which corresponds to a call premium of at least 14.438%

●5th calculation day: at least $1,165.00 which corresponds to a call premium of at least 16.50%

●6th calculation day: at least $1,185.63 which corresponds to a call premium of at least 18.563%

●7th calculation day: at least $1,206.25 which corresponds to a call premium of at least 20.625%

●8th calculation day: at least $1,226.88 which corresponds to a call premium of at least 22.688%

●9th calculation day: at least $1,247.50 which corresponds to a call premium of at least 24.75%

●10th calculation day: at least $1,268.13 which corresponds to a call premium of at least 26.813%

●11th calculation day: at least $$1,288.75 which corresponds to a call premium of at least 28.875%

●12th calculation day: at least $1,309.38 which corresponds to a call premium of at least 30.938%

●Final calculation day: at least $1,330.00 which corresponds to a call premium of at least 33.00%

The actual call payment and call premium applicable to each calculation day will be determined on the pricing date.

No further payments will be made on the securities once they have been called.

August 2026 Page 2

Morgan Stanley Finance LLC

Market Linked Securities—Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Calculation days:

Quarterly, as follows:

●1st calculation day: August 23, 2027†*

●2nd calculation day: November 22, 2027†*

●3rd calculation day: February 22, 2028†*

●4th calculation day: May 22, 2028†*

●5th calculation day: August 21, 2028†*

●6th calculation day: November 21, 2028†*

●7th calculation day: February 21, 2029†*

●8th calculation day: May 21, 2029†*

●9th calculation day: August 21, 2029†*

●10th calculation day: November 21, 2029†*

●11th calculation day: February 21, 2030†*

●12th calculation day: May 21, 2030†*

●Final calculation day: August 19, 2030†*

Call settlement date:	Three business days after the applicable calculation day.*
Maturity payment amount:

If the securities are not automatically called, you will be entitled to receive on the maturity date a cash payment per security as follows:

￭if the ending level of either underlying is less than its respective starting level but the ending level of each underlying is greater than or equal to its respective threshold level:

$1,000; or

￭if the ending level of either underlying is less than its respective threshold level:

$1,000 × performance factor of the lowest performing underlying

Under these circumstances, you will lose more than 20%, and possibly all, of your investment.

Lowest performing underlying:	The underlying with the lowest performance factor
Performance factor:	With respect to each underlying, the ending level divided by the starting level
Starting level:	With respect to the S&P 500® Index: , its closing level on the pricing date. With respect to the Dow Jones Industrial AverageSM: , its closing level on the pricing date.
Ending level:	With respect to each underlying, its closing level on the final calculation day.
Threshold level:	With respect to the S&P 500® Index: , which is equal to 80% of its starting level. With respect to the Dow Jones Industrial AverageSM: , which is equal to 80% of its starting level.
Face amount:	$1,000 per security. References in this document to a “security” are to a security with a face amount of $1,000.
Pricing date:	August 18, 2026†
Original issue date:	August 21, 2026† (3 business days after the pricing date)
CUSIP / ISIN:	61781DSE9 / US61781DSE93
Listing:	The securities will not be listed on any securities exchange.
Agents:

Morgan Stanley & Co. LLC (“MS & Co.”), an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and Wells Fargo Securities, LLC (“WFS”). See “Additional Information About the Securities—Supplemental information regarding plan of distribution; conflicts of interest.”

†To the extent we make any change to the pricing date or original issue date, the calculation days and maturity date may also be changed in our discretion to ensure that the term of the securities remains the same.

* Subject to postponement pursuant to “General Terms of the Securities—Consequences of a Market Disruption Event; Postponement of a Calculation Day” in the accompanying product supplement for principal at risk securities.

August 2026 Page 3

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Estimated Value of the Securities

The face amount of each security is $1,000. This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000 per security. We estimate that the value of each security on the pricing date will be approximately $959.90, or within $45.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the underlyings. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the underlyings, instruments based on the underlyings, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the call payment amounts and the threshold levels, we use an internal funding rate which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

August 2026 Page 4

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Investor Considerations

The Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030 (the “securities”) may be appropriate for investors who:

￭Seek the potential for a fixed return if each underlying has appreciated at all as of any of the calculation days in lieu of full participation in any potential appreciation of either or both of the underlyings;

￭Understand that if the closing level of either underlying is less than its respective starting level on each calculation day, they will not receive any positive return on their investment in the securities, and that if the closing level of either underlying on the final calculation day has declined by more than 20% from its starting level, they will be fully exposed to the decline in the lowest performing underlying from its starting level and will lose more than 20%, and possibly all, of the face amount of their securities at maturity;

￭Understand that the term of the securities may be as short as approximately one year, and that they will not receive a higher call payment with respect to a later calculation day if the securities are called on an earlier calculation day;

￭Understand that the return on the securities will depend solely on the performance of the underlying that is the lowest performing underlying on each calculation day and that they will not benefit in any way from the performance of the better performing underlying;

￭Understand that the securities are riskier than alternative investments linked to only one of the underlyings or linked to a basket composed of each underlying;

￭Understand and are willing to accept the full downside risks of each underlying;

￭Are willing to forgo interest payments on the securities and dividends on securities included in the underlyings; and

￭Are willing to hold the securities until maturity.

The securities are not designed for, and may not be an appropriate investment for, investors who:

￭Seek a liquid investment or are unable or unwilling to hold the securities to maturity;

￭Require full payment of the face amount of the securities at maturity;

￭Seek a security with a fixed term;

￭Are unwilling to accept the risk that, if the closing level of either underlying is less than its respective starting level on each calculation day, they will not receive any positive return on their investment in the securities;

￭Are unwilling to accept the risk that the closing level of either underlying on the final calculation day may decline by more than 20% from its respective starting level to its ending level, in which case they will lose a significant portion or all of their investment;

￭Seek current income;

￭Are unwilling to accept the risk of exposure to each of the underlyings;

￭Seek exposure to a basket composed of each underlying or a similar investment in which the overall return is based on a blend of the performances of the underlyings, rather than solely on the lowest performing underlying;

￭Seek exposure to the upside performance of either or each underlying beyond the applicable call premiums;

￭Are unwilling to accept our credit risk; or

￭Prefer the lower risk of fixed income investments with comparable maturities issued by companies with comparable credit ratings.

The considerations identified above are not exhaustive. Whether or not the securities are an appropriate investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the appropriateness of an investment in the securities in light of your particular circumstances. You should also review carefully the “Risk Factors” herein and in the accompanying product supplement and tax supplement for risks related to an investment in the securities. For more information about the underlyings, please see the sections titled “S&P 500® Index Overview” and “Dow Jones Industrial AverageSM Overview”.

August 2026 Page 5

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Determining Timing and Amount of Payment on the Securities

The timing and amount of the payment you will receive will be determined as follows:

August 2026 Page 6

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Hypothetical Payout Profile

The hypothetical payout profile below illustrates the call payment or maturity payment amount on the securities, as applicable, for a range of hypothetical performances of the lowest performing underlying from its respective starting level to its respective closing level on the applicable calculation day.

August 2026 Page 7

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Scenario Analysis and Examples of Hypothetical Payments on the Securities

The following scenario analysis and examples are provided for illustrative purposes only and are hypothetical. Whether the securities are called will be determined by reference to the closing level of each underlying on the calculation days, and the maturity payment amount, if any, will be determined by reference to the closing level of each underlying on the final calculation day. The actual call payment with respect to each applicable calculation day, starting levels and threshold levels will be determined on the pricing date. Some numbers appearing in the examples below have been rounded for ease of analysis. All payments on the securities are subject to our credit risk. The below examples are based on the following terms*:

Investment term:	4 years
Hypothetical call payments:	The hypothetical call payment will be an amount in cash per face amount for each calculation day, as follows:
Call Payment

●1st calculation day: $1,082.50

●2nd calculation day: $1,103.13

●3rd calculation day: $1,123.75

●4th calculation day: $1,144.38

●5th calculation day: $1,165.00

●6th calculation day: $1,185.63

●7th calculation day: $1,206.25

●8th calculation day: $1,226.88

●9th calculation day: $1,247.50

●10th calculation day: $1,268.13

●11th calculation day: $1,288.75

●12th calculation day: $1,309.38

●Final calculation day: $1,330.00

August 2026 Page 8

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Hypothetical starting level:	With respect to the SPX Index: 100
With respect to the INDU Index: 100

Hypothetical threshold level:	With respect to the SPX Index: 80, which is 80% of its hypothetical starting level
With respect to the INDU Index: 80, which is 80% of its hypothetical starting level

* The hypothetical starting level of 100 for the underlyings has been chosen for illustrative purposes only and does not represent the actual starting level of either underlying. The actual starting levels and threshold levels will be determined on the pricing date and will be set forth under “Terms” above. For historical data regarding the actual closing levels of the underlyings, see the historical information set forth herein.

Automatic Call:

Example 1 — the securities are called following the second calculation day

Date	SPX Index Closing Level	INDU Index Closing Level	Payment (per Security)
1st Calculation Day	80 (below the starting level)	120 (at or above the starting level)	--
2nd Calculation Day	110 (at or above the starting level)	125 (at or above the starting level)	$1,103.13

In this example, on the first calculation day, the closing levels of one of the underlyings is at or above its starting level, but the closing level of the other underlying is below its starting level. Therefore, the securities are not called. On the second calculation day, the closing level of each underlying is at or above the respective starting level. Therefore, the securities are automatically called on the second call settlement date. Investors will receive a payment of $1,103.13 per security on the related call settlement date. No further payments will be made on the securities once they have been called, and investors do not participate in the appreciation in either underlying.

How to calculate the payment investors will receive at maturity:

In the following examples, one or more of the underlyings close below the respective starting level(s) on each of the calculation days prior to the final calculation day, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

	SPX Index Ending Level	INDU Index Ending Level	Maturity Payment Amount (per Security)
Example 1:	165 (at or above its starting level)	160 (at or above its starting level)	$1,330.00
Example 2:	90 (below its starting level but at or above its threshold level)	110 (at or above its starting level and threshold level)	$1,000
Example 3:	125 (at or above its starting level and threshold level)	40 (below its threshold level)	$1,000 × (40 / 100) = $400
Example 4:	45 (below its threshold level)	20 (below its threshold level)	$1,000 × (20 / 100) = $200

In example 1, the ending level of each underlying is at or above its respective starting level. Therefore, investors receive at maturity the call payment applicable to the final calculation day. Investors do not participate in any appreciation in either underlying.

In example 2, the ending level of one of the underlyings is at or above its starting level and threshold level, but the ending level of the other underlying is below its starting level and at or above its threshold level. Therefore, investors receive $1,000 per security at maturity. Investors do not participate in any appreciation in either underlying.

In example 3, the ending level of one of the underlyings is at or above its starting level and threshold level, but the ending level of the other underlying is below its respective threshold level. Therefore, investors are exposed to the downside performance of the lowest performing underlying at maturity. Therefore, investors receive at maturity an amount equal to the face amount times the performance factor of the INDU Index, which is the lowest performing underlying in this example.

August 2026 Page 9

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

In example 4, the ending level of each underlying is below its respective threshold level, and investors receive at maturity an amount equal to the face amount times the performance factor of the lowest performing underlying. Therefore, the maturity payment amount equals the face amount times the performance factor of the INDU Index, which is the lowest performing underlying in this example.

If the ending level of either underlying is below its respective threshold level, you will be exposed to the downside performance of the lowest performing underlying at maturity, and your maturity payment amount will be less than 80% of the face amount per security and could be zero.

August 2026 Page 10

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Risk Factors

This section describes the material risks relating to the securities. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying product supplement for principal at risk securities, index supplement, tax supplement and prospectus. We also urge you to consult your investment, legal, tax, accounting and other advisers in connection with your investment in the securities.

Risks Relating to an Investment in the Securities

￭The securities do not pay interest or guarantee the return of the face amount of your securities at maturity. The terms of the securities differ from those of ordinary debt securities in that they do not pay interest or guarantee the return of the face amount of your securities at maturity. If the securities have not been automatically called and if the ending level of either underlying is less than its respective threshold level of 80% of its starting level, you will be exposed to the decline in the value of the lowest performing underlying, as compared to its starting level, on a 1-to-1 basis, and you will receive for each security that you hold at maturity an amount equal to the face amount times the performance factor of the lowest performing underlying. In this case, you will lose more than 20%, and possibly all, of the face amount of your securities at maturity.

￭The appreciation potential of the securities is limited by the call payment specified for each calculation day. The appreciation potential of the securities is limited to the call payment specified for each calculation day if each underlying closes at or above its respective starting level on any calculation day. In all cases, you will not participate in any appreciation of either underlying, which could be significant.

￭The market price will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the level of interest rates available in the market and the value of each underlying on any day, including in relation to its respective starting level and threshold level, will affect the value of the securities more than any other factors. Other factors that may influence the value of the securities include:

othe volatility (frequency and magnitude of changes in value) of the underlyings,

ogeopolitical conditions and economic, financial, political, regulatory or judicial events that affect the component stocks of the underlyings or securities markets generally and which may affect the value of each underlying, odividend rates on the securities underlying the underlyings,

othe time remaining until the securities mature,

ointerest and yield rates in the market,

othe availability of comparable instruments,

othe composition of the underlyings and changes in the constituent stocks of such underlyings, and oany actual or anticipated changes in our credit ratings or credit spreads.

Generally, the longer the time remaining to maturity, the more the market price of the securities will be affected by the other factors described above. Some or all of these factors will influence the price that you will receive if you sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the face amount of $1,000 per security if the level of either underlying at the time of sale is near or below its threshold level or if market interest rates rise.

You cannot predict the future performance of either underlying based on its historical performance. The value(s) of one or more of the underlyings may decrease so that you will receive no return on your investment and receive a maturity payment amount that is significantly less than the face amount. See “S&P 500® Index Overview” and “Dow Jones Industrial AverageSM Overview”.

August 2026 Page 11

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

￭The securities are subject to our credit risk, and any actual or anticipated changes to our credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on our ability to pay all amounts due on the securities upon an automatic call or at maturity, and therefore you are subject to our credit risk. If we default on our obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of our creditworthiness. Any actual or anticipated decline in our credit ratings or increase in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the market value of the securities.

￭As a finance subsidiary, MSFL has no independent operations and will have no independent assets. As a finance subsidiary, MSFL has no independent operations beyond the issuance and administration of its securities and will have no independent assets available for distributions to holders of MSFL securities if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by Morgan Stanley and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of Morgan Stanley. Holders will have recourse only to a single claim against Morgan Stanley and its assets under the guarantee. Holders of securities issued by MSFL should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of Morgan Stanley, including holders of Morgan Stanley-issued securities.

￭Investing in the securities is not equivalent to investing in the underlyings. Investing in the securities is not equivalent to investing in the underlyings or the component stocks or either underlying. Investors in the securities will not participate in any positive performance of either underlying, and will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute either underlying.

￭Reinvestment risk. The term of your investment in the securities may be shortened due to the automatic call feature of the securities. If the securities are called prior to maturity, you will receive no further payments on the securities and may be forced to invest in a lower interest rate environment and may not be able to reinvest at comparable terms or returns. However, under no circumstances will the securities be called within the first year of the term of the securities.

￭The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the face amount reduce the economic terms of the securities, cause the estimated value of the securities to be less than the face amount and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the face amount, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the face amount and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the face amount and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 4 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the underlyings, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

￭The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than

August 2026 Page 12

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your securities in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this document will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price will be influenced by many unpredictable factors” above.

￭The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. and WFS may, but are not obligated to, make a market in the securities and, if either of them once chooses to make a market, may cease doing so at any time. When they do make a market, they will generally do so for transactions of routine secondary market size at prices based on their respective estimates of the current value of the securities, taking into account their respective bid/offer spreads, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that they will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. or WFS is willing to transact. If, at any time, MS & Co. and WFS were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

￭The calculation agent, which is a subsidiary of Morgan Stanley and an affiliate of MSFL, will make determinations with respect to the securities. As calculation agent, MS & Co. will determine the starting levels, the threshold levels and the ending levels and will calculate the amount of cash you receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as calculation agent, may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events and the selection of a successor index or calculation of the ending level in the event of a market disruption event or discontinuance of any of the underlyings. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “General Terms of the Securities—Market Disruption Events,” “—Adjustments to an Index,” “—Discontinuance of an Index,” “—Consequences of a Market Disruption Event; Postponement of a Calculation Day” and “Alternate Exchange Calculation in Case of an Event of Default” in the accompanying product supplement for principal at risk securities. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

￭Hedging and trading activity by our affiliates could potentially adversely affect the value of the securities. One or more of our affiliates and/or third-party dealers expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the underlyings or the component stocks of the underlyings), including trading in the stocks that constitute the underlyings as well as in other instruments related to the underlyings. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the final calculation day approaches. Some of our affiliates also trade the stocks that constitute the underlyings and other financial instruments related to the underlyings on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially affect the starting level of an underlying, and, therefore, could increase (i) the level at or above which such underlying must close on the calculation days so that the securities are called for the call payment (depending also on the performance of the other underlying) and (ii) the threshold level for such underlying, which is the level at or above which such underlying must close on the final calculation day so that you do not suffer a significant loss on your initial investment in the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of either underlying on the calculation days, and, accordingly, whether we call the securities prior to maturity and the amount of cash you will receive at maturity, if any.

￭The maturity date may be postponed if the final calculation day is postponed. If the scheduled final calculation day is not a trading day or if a market disruption event occurs on that day so that the final calculation day is postponed and falls less than three business days prior to the maturity date, the maturity date of the securities will be postponed to the third business day following that final calculation day as postponed.

August 2026 Page 13

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

￭Potentially inconsistent research, opinions or recommendations by Morgan Stanley, MSFL, WFS or our or their respective affiliates. Morgan Stanley, MSFL, WFS and our or their respective affiliates may publish research from time to time on financial markets and other matters that may influence the value of the securities, or express opinions or provide recommendations that are inconsistent with purchasing or holding the securities. Any research, opinions or recommendations expressed by Morgan Stanley, MSFL, WFS or our or their respective affiliates may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the securities and the underlyings to which the securities are linked.

￭The U.S. federal income tax consequences of an investment in the securities offered by this pricing supplement are uncertain. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the securities, and significant aspects of the tax treatment of the securities are uncertain. You should review carefully the section entitled “United States Federal Income Tax Considerations” herein, in combination with the section entitled “United States Federal Taxation” in the accompanying tax supplement, and consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities.

Risks Relating to the Underlyings

￭You are exposed to the price risk of each underlying. Your return on the securities is not linked to a basket consisting of each underlying. Rather, it will be contingent upon the independent performance of each underlying. Unlike an instrument with a return linked to a basket of underlying assets, in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each underlying. Poor performance by either underlying over the term of the securities may negatively affect your return and will not be offset or mitigated by any positive performance by the other underlying. To receive the call premium, each underlying must close at or above its respective starting level on the applicable calculation day. In addition, if the securities have not been called and either underlying has declined to below its respective threshold level as of the final calculation day, you will be fully exposed to the decline in the lowest performing underlying over the term of the securities on a 1-to-1 basis, even if the other underlying has appreciated or has not declined as much. Under this scenario, the value of any such maturity payment amount will be less than 80% of the face amount of your securities and could be zero. Accordingly, your investment is subject to the price risk of each underlying.

￭Adjustments to the underlyings could adversely affect the value of the securities. The publisher of either underlying may add, delete or substitute the stocks constituting such underlying or make other methodological changes that could change the value of such underlying. The publisher of such underlying may discontinue or suspend calculation or publication of such underlying at any time. In these circumstances, the calculation agent will have the sole discretion to substitute a successor underlying that is comparable to the discontinued underlying and is permitted to consider underlyings that are calculated and published by the calculation agent or any of its affiliates. If the calculation agent determines that there is no appropriate successor underlying on any calculation day, the determination of whether the securities will be called or the amount payable at maturity, if any, will be based on the value of such underlying, based on the closing prices of the stocks constituting such underlying at the time of such discontinuance, without rebalancing or substitution, computed by MS & Co. as calculation agent in accordance with the formula for calculating such underlying last in effect prior to such discontinuance, as compared to the relevant starting level or threshold level, as applicable (depending also on the performance of the other underlying).

￭Historical levels of the underlyings should not be taken as an indication of the future performance of the underlyings during the term of the securities. No assurance can be given as to the level of the underlyings at any time, including on the final calculation day, because historical levels of the underlyings do not provide an indication of future performance of the underlyings.

August 2026 Page 14

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

S&P 500® Index Overview

The S&P 500® Index, which is calculated, maintained and published by S&P® Dow Jones Indices LLC (“S&P®”), is intended to provide a benchmark for performance measurement of the large capitalization segment of the U.S. equity markets by tracking the stock price movement of 500 companies with large market capitalizations. Component stocks of the S&P 500® Index are required to have a total company level market capitalization that reflects approximately the 85th percentile of the S&P® Total Market Index. The S&P 500® Index measures the relative performance of the common stocks of 500 companies as of a particular time as compared to the performance of the common stocks of 500 similar companies during the base period of the years 1941 through 1943. For additional information about the S&P 500® Index, see the information set forth under “S&P® U.S. Indices—S&P 500® Index” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the SPX Index for the period from January 1, 2021 through August 10, 2026. The closing level of the SPX Index on August 10, 2026 was 7,753.11. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The SPX Index has at times experienced periods of high volatility. You should not take the historical levels of the SPX Index as an indication of its future performance, and no assurance can be given as to the closing level of the SPX Index at any time, including on the calculation days.

S&P 500® Index Daily Closing Levels January 1, 2021 to August 10, 2026

“Standard & Poor’s®,” “S&P®,” “S&P 500®,” “Standard & Poor’s 500” and “500” are trademarks of Standard and Poor’s Financial Services LLC. For more information, see “S&P® U.S. Indices” in the accompanying index supplement.

August 2026 Page 15

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Dow Jones Industrial AverageSM Overview

The Dow Jones Industrial AverageSM is a price-weighted index composed of 30 common stocks that is published by S&P® Dow Jones Indices LLC, the marketing name and a licensed trademark of CME Group Inc., as representative of the broad market of U.S. industry. For additional information about the Dow Jones Industrial AverageSM, see the information set forth under “Dow Jones Industrial AverageSM” in the accompanying index supplement.

The following graph sets forth the daily closing levels of the INDU Index for the period from January 1, 2021 through August 10, 2026. The closing level of the INDU Index on August 10, 2026 was 53,975.98. We obtained the information in the graph below from Bloomberg Financial Markets without independent verification. The INDU Index has at times experienced periods of high volatility. You should not take the historical levels of the INDU Index as an indication of its future performance, and no assurance can be given as to the closing level of the INDU Index at any time, including on the calculation days.

Dow Jones Industrial AverageSM Daily Closing Levels January 1, 2021 to August 10, 2026

“Dow Jones,” “Dow Jones Industrial Average,” “Dow Jones Indexes” and “DJIA” are service marks of Dow Jones Trademark Holdings LLC. For more information, see “Dow Jones Industrial AverageSM” in the accompanying index supplement.

August 2026 Page 16

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Additional Information About the Securities

Minimum ticketing size

$1,000 / 1 security

Tax considerations

You should review carefully the section in the accompanying tax supplement entitled “United States Federal Taxation.” The following discussion, when read in combination with that section, constitutes the full opinion of our counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the securities offered by this pricing supplement.

Generally, this discussion assumes that you purchased a security for cash in the original issuance at the stated issue price and does not address other circumstances specific to you, including consequences that may arise due to any other investments relating to an underlier. Moreover, as discussed in the section entitled “United States Federal Taxation” in the accompanying tax supplement, we have not attempted to ascertain whether any issuer of any underlier to which the securities relate is a U.S. real property holding corporation or a passive foreign investment company. You should consult your tax adviser regarding these issues, including the effect any circumstances specific to you may have on the U.S. federal income tax consequences of your ownership of a security.

In the opinion of our counsel, which is based on current market conditions, it is reasonable to treat the securities for U.S. federal income tax purposes as prepaid financial contracts that are “open transactions,” as described in the section entitled “United States Federal Taxation—Tax Consequences to U.S. Holders—Program Securities Treated as Prepaid Financial Contracts that are Open Transactions” in the accompanying tax supplement. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it. Moreover, because this treatment of the securities and our counsel’s opinion are based on market conditions as of the date of this preliminary pricing supplement, each is subject to confirmation on the pricing date. A different tax treatment could be adverse to you. Generally, if this treatment is respected, (i) you should not recognize taxable income or loss prior to the taxable disposition of your securities (including upon maturity or an earlier redemption, if applicable) and (ii) the gain or loss on your securities generally should be treated as capital gain or loss.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Non-U.S. Holders. If you are a Non-U.S. Holder (as defined in the accompanying tax supplement), please also read the section entitled “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Program Securities Not Treated as Debt Instruments” in the accompanying tax supplement.

As discussed under “United States Federal Taxation—Tax Consequences to Non-U.S. Holders—Dividend Equivalents under Section 871(m) of the Code” in the accompanying tax supplement, Section 871(m) of the Internal Revenue Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities or indices that include U.S. equities. The Treasury regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2027 that do not have a “delta” of one. Based on certain determinations made by us, we expect that Section 871(m) will not apply to the securities with regard to Non-U.S. Holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. If necessary, further information regarding the potential application of Section 871(m) will be provided in the final pricing supplement for the securities.

We will not be required to pay any additional amounts with respect to U.S. federal withholding taxes.

You should consult your tax adviser regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional considerations

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

August 2026 Page 17

Morgan Stanley Finance LLC

Market Linked Securities— Auto-Callable with Contingent Downside

Principal at Risk Securities Linked to the Lowest Performing of the S&P 500® Index and the Dow Jones Industrial AverageSM due August 22, 2030

Supplemental information regarding plan of distribution; conflicts of interest

MS & Co. and WFS will act as the agents for this offering. WFS will receive a commission of up to $25.75 for each security it sells. WFS proposes to offer the securities in part directly to the public at the price to public set forth on the cover page of this document and in part to Wells Fargo Advisors (“WFA”) (the trade name of the retail brokerage business of WFS’s affiliates, Wells Fargo Clearing Services, LLC and Wells Fargo Advisors Financial Network, LLC), an affiliate of WFS, or other securities dealers at such price less a selling concession of up to $20.00 per security. In addition to the selling concession allowed to WFA, WFS may pay $0.75 per security of the commission to WFA as a distribution expense fee for each security sold by WFA.

In addition, in respect of certain securities sold in this offering, we may pay a fee of up to $3.00 per security to selected securities dealers in consideration for marketing and other services in connection with the distribution of the securities to other securities dealers.

See "Plan of Distribution (Conflicts of Interest)" in the accompanying product supplement for principal at risk securities for information about the distribution arrangements for the securities. References therein to "agent" refer to each of MS & Co. and WFS, as agents for this offering, except that references to "agent" in the context of offers to certain Morgan Stanley dealers and compliance with FINRA Rule 5121 do not apply to WFS. MS & Co., WFS or their affiliates may enter into hedging transactions with us in connection with this offering.

MS & Co. is an affiliate of MSFL and a wholly owned subsidiary of Morgan Stanley, and it and other affiliates of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Estimated Value of the Securities” beginning on page 4.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account. See “Plan of Distribution (Conflicts of Interest)” and “Use of Proceeds and Hedging” in the accompanying product supplement.

Where you can find more information

Morgan Stanley and MSFL have filed a registration statement (including a prospectus, as supplemented by the product supplement for principal at risk securities, the index supplement and the tax supplement) with the Securities and Exchange Commission, or SEC, for the offering to which this communication relates. You should read the prospectus in that registration statement, the product supplement for principal at risk securities, the index supplement, the tax supplement and any other documents relating to this offering that Morgan Stanley and MSFL have filed with the SEC for more complete information about Morgan Stanley, MSFL and this offering. You may get these documents without cost by visiting EDGAR on the SEC web site at.www.sec.gov. Alternatively, Morgan Stanley, MSFL, any underwriter or any dealer participating in the offering will arrange to send you the product supplement for principal at risk securities, index supplement, tax supplement and prospectus if you so request by calling toll-free 1-(800)-584-6837.

You may access these documents on the SEC web site at.www.sec.gov as follows:

Product Supplement for Principal at Risk Securities dated April 8, 2026

Index Supplement dated April 8, 2026

Tax Supplement dated April 8, 2026

Prospectus dated April 8, 2026

Terms used but not defined in this document are defined in the product supplement for principal at risk securities, in the index supplement, in the tax supplement or in the prospectus.

August 2026 Page 18